                                                              EXHIBIT (a)(1)(I)


                                   KATY NEWS
                                   ---------
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                             KATY INDUSTRIES, INC.
                      ANNOUNCES RESULTS FOR FIRST QUARTER
                      ------------------------------------

ENGLEWOOD, CO - May 8, 2001 -- Katy Industries, Inc. (NYSE: KT) today reported a net loss for the first quarter of 2001 of ($8,372,000) or ($1.00) per diluted share, compared to net income of $645,000, or $.08 per diluted share, in the first quarter of 2000. First quarter results of 2001 include unusual charges totaling ($6,188,000) after-tax, or ($.74) per share. Unusual items are detailed on a schedule accompanying this release.

Katy also announced that it completed the sale of its Thorsen Tools business on May 3, 2001. Accordingly, Thorsen's results are reported as operations to be disposed of in the accompanying summary of operations. Impairments of $1,050,000 to the carrying values of certain Thorsen assets are reported in the line "Equity in loss of operations to be disposed of" for the first quarter of 2001, in anticipation of the expected loss on the sale of this business to be recorded in the second quarter of 2001.

On March 30, 2001, Katy announced that it had entered into a definitive agreement with KKTY Holding Company, L.L.C. for a recapitalization of Katy. Under that agreement, KKTY Holding commenced a tender off for up to 2,500,000 shares of Katy common stock at $8.00 per share, and agreed to purchase 400,000 shares of newly issued convertible preferred stock for $100 per share, or $40,000,000.

Katy announced today that KKTY Holding Company, L.L.C. has advised Katy that it is re-evaluating its tender offer and proposed purchase of preferred stock in light of Katy's operating results for the first quarter and Katy's interim operating results for April 2001 (which indicated a continued shortfall from previously projected earnings before interest, taxes, depreciation and amortization). KKTY Holding advised Katy that based on these developments it believes one or more of the conditions to the tender offer may not be satisfied at the expiration date of the offer. Consequently, KKTY Holding is considering alternative courses of action to be negotiated with Katy, including among other things, an increase of its proposed preferred stock investment in Katy, a decrease in the preferred stock conversion price and a decrease in the number of shares and price per share to be purchased pursuant to the tender offer.

Katy Industries, Inc. is a diversified corporation with interests primarily in Electrical/Electronics and Maintenance Products.

Company contact:
Stephen Nicholson, Vice President of Finance, in Englewood at (303) 290-9300, or at www.katyindustries.com
   ----------------------


Where You Can Find Additional Information:

Shareholder approval of the preferred stock purchase is the subject of a proxy statement that was mailed to Katy shareholders in April for a shareholder meeting to be held in June 2001. Katy strongly advises all shareholders to read Katy's proxy statement, which has been filed with Securities and Exchange Commission. Katy's proxy statement contains important information that you should consider before making any decision about the proposals to be voted on at Katy's shareholder meeting. Katy's proxy statement has been mailed to all Katy shareholders and is

--------------------------------------------------------------------------------
                               KATY INDUSTRIES, INC.
                                  HEADQUARTERS
           6300 S. SYRACUSE WAY, SUITE 300, ENGLEWOOD, CO  80111-6723
            TELEPHONE:  (303) 290-9300 * FACSIMILE:  (303) 290-9344
available, together with the annual report, quarterly reports, current reports and other documents filed by Katy, at no charge at the SEC's web site at http://www.sec.gov or from Katy by contacting Steve Nicholson at (303) 290-9300.

Neither this nor any previous announcement is an offer to purchase or a solicitation of an offer to sell shares of Katy. The acquiring entity has filed a tender offer statement and Katy has filed a solicitation/recommendation statement with the SEC with respect to the tender offer. The tender offer statement (including the offer to purchase, the related letter of transmittal and the other offer documents attached as exhibits thereto) and the solicitation/recommendation statement contain important information which should be read carefully before any decision is made with respect to the tender offer. The offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, are available to all Katy shareholders at no expense to them. The tender offer statement (including the offer to purchase, the related letter of transmittal and all other offer documents filed with the SEC) and the solicitation/recommendation statement are also available at no charge at the SEC's web site at http://www.sec.gov.

Some of the foregoing communications constitute "forward-looking statements." Such forward-looking statements are subject to various risks and uncertainties and Katy claims the protection afforded by the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act of 1995. These statements include all statements regarding the timing, completion and effect of the proposed recapitalization of Katy. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including the ability to obtain the needed shareholder approvals on a timely basis, that, together with the other risks and uncertainties detailed from time to time in Katy's filings with the SEC, may cause the actual results, performance or achievements of Katy to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The safe harbor is not applicable to the foregoing communications to the extent that they constitute tender offer materials and has not been judicially determined to be applicable to such communications to the extent that they constitute soliciting materials in connection with the tender offer.


--------------------------------------------------------------------------------
                               KATY INDUSTRIES, INC.
                                  HEADQUARTERS
           6300 S. SYRACUSE WAY, SUITE 300, ENGLEWOOD, CO  80111-6723
            TELEPHONE:  (303) 290-9300 * FACSIMILE:  (303) 290-9344

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS -  UNAUDITED

(In thousands, except per share data)





                                                              Three Months Ended
                                                            -----------------------
                                                                                           $
                                                            March 31,     March 31,        Change
                                                              2001          2000          Inc/(Dec)
                                                            ---------     ---------       ---------

Sales                                                       $115,635      $134,008       ($18,373)
Cost of goods sold                                            88,042        92,237         (4,195)
                                                            ---------     ---------       --------
      Gross profit                                            27,593        41,771        (14,178)
Selling, general & administrative expenses                    34,791        36,234         (1,443)
                                                            ---------     ---------       --------
      Operating (loss) income                                 (7,198)        5,537        (12,735)
Equity in loss of operations  to be disposed of (1)           (1,620)         (644)          (976)
Interest and other, net                                       (3,402)       (3,246)          (156)
                                                            ---------     ---------       --------
      (Loss) income before provision for income taxes        (12,220)        1,647        (13,867)
Benefit from (provision for) income taxes                      4,276          (577)         4,853
                                                            ---------     ---------       --------
      (Loss) income before distributions on                   (7,944)        1,070         (9,014)
        preferred securities
Distributions on preferred interest of subsidiary,              (428)         (425)            (3)
net of tax
      Net (loss) income                                      ($8,372)         $645        ($9,017)
                                                            =========       ========       ========

(Loss) earnings per share of common stock - Basic
  Continuing segments - businesses to be retained             ($0.22)        $0.13         ($0.35)
  Unusual items (1) (2)                                        (0.74)         0.00          (0.74)
  Operations to be disposed of (1)                             (0.04)        (0.05)          0.01
                                                            ---------      --------       --------
    Net (loss) income                                         ($1.00)        $0.08         ($1.08)
                                                            =========       ========       ========

(Loss) earnings per share of common stock - Diluted
  Continuing segments - businesses to be retained             ($0.22)        $0.13         ($0.35)
  Unusual items (1) (2)                                        (0.74)         0.00          (0.74)
  Operations to be disposed of (1)                             (0.04)        (0.05)          0.01
                                                            ---------      --------       --------
    Net (loss) income                                         ($1.00)        $0.08         ($1.08)
                                                            =========      ========       ========

Average shares outstanding - Basic                             8,394         8,416
                                                            =========      ========
Average shares outstanding - Diluted                           8,394         8,426
                                                            =========      ========
Dividends paid per share                                      $0.000        $0.075
                                                            =========      ========
Other Information
-----------------

Working capital, excluding current maturities of
      indebtedness of $147,000                              $108,893      $125,642       ($16,749)
                                                            ========       ========       ========
Long-term debt                                              $147,754      $155,817        ($8,063)
                                                            ========      ========       =========
Preferred interest in subsidiary                             $32,900       $32,900             $0
                                                            ========      ========       =========
Stockholders' equity                                        $140,464      $159,939       ($19,475)
                                                            ========      ========       =========
Capital expenditures                                          $3,359        $4,560        ($1,201)
                                                            ========      ========       =========


Operating income by segment:
      Electrical/Electronics                                 ($2,641)       $1,394        ($4,035)
      Maintenance Products                                       503         6,278         (5,775)
      Corporate                                               (5,060)       (2,135)        (2,925)
                                                            ---------      --------       --------
             Total                                           ($7,198)       $5,537       ($12,735)
                                                            =========      ========       ========




(1) Includes results of Thorsen Tools for 2001, in addition to results for SESCO and Sahlman Holdings, Inc., which are included in both 2001 and 2000. The Thorsen Tools business was sold in May 2001. These results include asset impairments of $1.1mm in anticipation of the loss expected to be realized upon recording of the sale transaction in the second quarter. However, these impairments are included in the Unusual Items line for earnings per share purposes.

(2)  See attached schedule of unusual items.

KATY INDUSTRIES, INC. SUMMARY OF UNUSUAL ITEMS - UNAUDITED
(In thousands, except per share data)
(All items after tax)

                                                   Three Months Ended
                                         ---------------------------------------
DRAFT                                         March 31,            March 31,
                                                2001                 2000
                                         ------------------   ------------------

                                                    Diluted              Diluted
                                         Amount   Per Share   Amount   Per Share
                                         ------   ---------   ------   ---------

Severance and other restructuring       $   856       $0.10  $     0       $0.00

Loss associated with exit from            2,134        0.25        0        0.00
  electrical branded product lines

LIFO inventory adjustment                   874        0.11        0        0.00

Costs associated with recapitalization    1,641        0.20        0        0.00

Asset impairments associated                683        0.08        0        0.00
  with second quarter sale of
  Thorsen Tools business
                                         ------------------   ------------------
                                        $ 6,188       $0.74        0       $0.00
                                         ==================   ==================